Exhibit 99.1


Sovereign Bancorp                                     News Release

FOR IMMEDIATE RELEASE CONTACT:

                      Dennis S. Marlo       (610) 320-8437
April 7, 1999         Mark R. McCollom      (610) 208-6426
                      Linda Hagginbothom    (610) 320-8498

         Corporate Headquarters:  2000 Market Street, Philadelphia, PA

               SOVEREIGN AUTHORIZES A 10% STOCK REPURCHASE PLAN

      WYOMISSING, PA.....Sovereign Bancorp, Inc. ("Sovereign")
(NASDAQ/NMS:SVRN) Board of Directors today announced a stock repurchase program to repurchase up to 10% of Sovereign's outstanding shares. The repurchase of shares will take place as market conditions dictate. "We believe that Sovereign stock continues to be a very compelling value in the current market and that shareholders will benefit with this stock repurchase program," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. "Our earnings per share ("EPS") in 1998 were up by 19% while the stock price went down by 18%. In 1999, analysts are expecting Sovereign to show about a 9.5% increase in operating EPS while Sovereign stock price is lower than that at the beginning of the year, with the company trading at about 10 times expected 1999 earnings and less than 150% of pro forma book value," Sidhu continued.

      "As a result of the significant capital appreciation that the Peoples Bancorp, Inc. ("Peoples") acquisition will produce, we will be able to maintain this repurchase program over time while continuing to enhance present capital levels. Sovereign remains committed to increase its capital ratios over time, and our minimum targeted tangible equity ratio of 5.00% remains unchanged," stated Dennis S. Marlo, Sovereign's Chief Financial Officer.

      In early February 1999, Sovereign announced plans to repurchase outstanding shares of Peoples stock prior to Sovereign's closing of the Peoples' acquisition. Adjusted for the exchange ratio of .80 shares of Sovereign for each outstanding share of Peoples, Sovereign and Peoples have collectively repurchased the equivalent of approximately 5.8 million shares of Sovereign stock, which represents about 20% of Peoples' outstanding shares. Sovereign will also continue to purchase Peoples shares, as market conditions dictate, through the Peoples' closing date, which is anticipated to be late May or early June, 1999.

      Prior to any repurchase of Sovereign or additional Peoples' shares, pro forma Sovereign outstanding shares, at the Peoples' closing, will be approximately 187 million shares. Pro forma
<PAGE 1> book value at the time of Peoples' closing is expected to be approximately $8.20 and pro forma tangible book value of approximately $6.00.

      Sovereign is a pro forma $23.4 billion bank holding company with approximately 300 Community Banking Offices operating in eastern Pennsylvania, northern Delaware, and New Jersey. The third largest bank headquartered in Pennsylvania, Sovereign's closing price of its common stock, on Wednesday, April 7, 1999 was $11.6250 per share.
                                 - THE END -

Note:
This presentation contains estimates of future operating results for 1999 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue creation. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. <PAGE 2>